SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMMISSION FILE NUMBER:

MICRON ENVIRO SYSTEMS, INC.
(Exact name of small business issuer as specified in its charter)
Nevada		98-0202944
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

789 West Pender Street, Suite 1205, Vancouver, British Columbia		V6C 1H2
(Address of principal executive offices)		(Zip Code)
604.646-6903 (Issuer's Telephone Number, including Area Code)

Amended Non-Qualified Stock Option Agreement with Graeme Sewell

Amended Non-Qualified Stock Option Agreements with Jason Gigliotti

 (Full Title of the Plan)

Thomas E. Stepp, Jr.

STEPP LAW GROUP

32 Executive Park

Suite 105

Irvine, California 92614-6742

(Name and Address of Agent for Service)

949.660.9700

 (Telephone Number of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $.001 par value	27,500,000	$ 0.0151	$1,134,375	$121.38

(1)

Consists of underlying shares pursuant to Amended Non-Qualified Stock Option Agreements with Graeme Sewell and Jason Gigliotti.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the registrant’s common stock on December 11, 2006, as reported on the Over-the-Counter Bulletin Board.

PART I

Item 1. The Plan Information.

On December 1, 2006, we filed a Post Effective Amendment No. 1 regarding the securities which will be registered pursuant to this registration statement. We will withdraw that amendment, by filing with the Securities and Exchange Commission a request for withdrawal. Accordingly, this registration statement is intended to, and does, supersede in its entirety that amendment.

We entered into a Non-Qualified Stock Option Agreement pursuant to our 2006 B Non-Qualified Stock Option Plan (“2006 B Option Plan”) with Graeme Sewell on February 22, 2006, which was amended on September 14, 2006.  A copy of the 2006 B Option Plan was filed as an exhibit to our Registration Statement on Form S-8, as filed with the Securities and Exchange Commission on February 9, 2006.  We also entered into a Non-Qualified Stock Option Agreement pursuant to our 2006 B Option Plan with Jason Gigliotti on February 22, 2006, which was amended on September 14, 2006.  We entered into a Non-Qualified Stock Option Agreement pursuant to our 2006 C Non-Qualified Stock Option Plan (“2006 C Option Plan”) with Jason Gigliotti on February 22, 2006, which was amended on September 14, 2006.  A copy of the 2006 C Option Plan was filed as an exhibit to our Registration Statement on Form S-8, as filed with the Securities and Exchange Commission on May 4, 2006.

Option Plans

The 2006 B Option Plan is effective from February 7, 2006 until December 31, 2013; within these terms we can grant options to persons eligible to participate in the 2006 B Option Plan.

The 2006 C Option Plan is effective from February 22, 2006 until December 31, 2013; within these terms we can grant options to persons eligible to participate in the 2006 C Option Plan.

Any Option under either the 2006 B Option Plan or the 2006 C Option Plan shall be exercisable at such times, in such amounts and during such period or periods as we shall determine at the date of the grant of such Option.  To the extent that an Option is not exercised within the period of exerciseability, the unexercised amount of such Option will expire.

The Options under either the 2006 B Option Plan or the 2006 C Option Plan are not transferable during the lifetime on the optionee, but may be exercised by the optionee’s heirs for up to six months after the optionee’s death.

The administrator for both the 2006 B Option Plan and the 2006 C Option Plan is our board of directors.  We may at any time and for any or no reason suspend or terminate either the 2006 B Option Plan or the 2006 C Option Plan.  Options granted while either the 2006 B Option Plan or the 2006 C Option Plan is in effect will not be altered or impaired by the subsequent suspension or termination of the applicable plan.

The total number of shares of our common stock which may be purchased pursuant to the exercise of Options under the 2006 B Option Plan shall not exceed thirty million (30,000,000) shares of our authorized common stock, $0.001 par value per share.  The total number of shares of our common stock which may be purchased pursuant to the exercise of Options under the 2006 C Option Plan shall not exceed thirty million (30,000,000) shares of our authorized common stock, $0.001 par value per share.

The Options may only be granted to our directors, officers, employees as well as selected and qualified independent contractors.

Option Agreements

On February 22, 2006, Mr. Sewell was granted the right and option to purchase up to 5,000,000 of our shares at an exercise price of $0.15 per share until February 21, 2007, pursuant to our 2006 B Option Plan.  A copy of the Option Agreement was filed as an exhibit to our Registration Statement on Form S-8, as filed with the Securities and Exchange Commission on May 4, 2006.  Pursuant to Section 6 of the Option Agreement, once our shares forward split on a three for one basis, Mr. Sewell’s options increased to 15,000,000 with an exercise price of $0.05.  On June 1, 2006, Mr. Sewell exercised 1,500,000 options, on June 26, 2006, a further 500,000 options on June 26, 2006 and 500,000 options on June 27, 2006.  On September 14, 2006, Mr. Sewell’s remaining 12,500,000 options were amended to an exercise price of $0.0151 per share. A copy of the Amendment to the Option Agreement is included in this Registration Statement as Exhibit 10.4.

.

Mr. Sewell may exercise his Options by delivering a notice of exercise to us accompanied by a certified or cashier's check, or promissory note in payment of the Option purchase price.

On February 22, 2006, Mr. Gigliotti was granted the right and option to purchase up to 1,280,000 of our shares at an exercise price of $0.15 per share until February 21, 2007, pursuant to our 2006 B Option Plan.  A copy of the Option Agreement was filed as an exhibit to our Registration Statement on Form S-8, as filed with the Securities and Exchange Commission on May 4, 2006.  Pursuant to Section 6 of the Option Agreement, once our shares forward split on a three for one basis, Mr. Gigliotti’s options increased to 3,840,000 with an exercise price of $0.05.  On September 14, 2006, Mr. Gigliotti’s   3,840,000 options were amended to an exercise price of $0.0151 per share. A copy of the Amendment to the Option Agreement is included in this Registration Statement as Exhibit 10.6.

On February 22, 2006, Mr. Gigliotti was granted the right and option to purchase up to 3,720,000 of our shares at an exercise price of $0.15 per share until February 21, 2007, pursuant to our 2006 C Option Plan.  A copy of the Option Agreement was filed as an exhibit to our Registration Statement on Form S-8, as filed with the Securities and Exchange Commission on May 4, 2006.  Pursuant to Section 6 of the Option Agreement, once our shares forward split on a three for one basis, Mr. Gigliotti’s options increased to 11,160,000 with an exercise price of $0.05.  On September 14, 2006, Mr. Gigliotti’s 11,160,000 options were amended to an exercise price of $0.0151 per share. A copy of the Amendment to the Option Agreement is included in this Registration Statement as Exhibit 10.8.

Mr. Gigliotti may exercise his Options by delivering a notice of exercise to us accompanied by a certified or cashier's check, or promissory note in payment of the Option purchase price.

Mr. Gigliotti performs services of a promotional and investor relations nature for us from time to time pursuant to a written Investor Relations Agreement.  Mr. Gigliotti also provides us services relating to investing in oil and gas properties and communicating with our various operators.  All of the Options issued to Mr. Gigliotti on February 22, 2006 pursuant to the two Non-Qualified Stock Option Agreements and described herein were issued as consideration for services relating to investing in oil and gas properties and communicating with our various operators and not for promotional and investor relations services.

Item 2. Registrant Information and Employee Plan Annual Information.

Not applicable.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We incorporate the following documents by reference in this Registration Statement:

(a)

Our Quarterly Reports on Form 10-QSB for the quarter ended March 31, 2006 filed with the Securities and Exchange Commission (“SEC”) on May 22, 2006, for the quarter ended June 30, 2006 filed with the SEC on August 21, 2006 and for the quarter ended September 30, 2006 filed with the SEC on November 20, 2006;

(b)

Our latest Annual Report on Form 10-KSB for the year ended December 31, 2005 filed with the SEC on April 17, 2006;

(c)

Our Current Reports on Form 8-K filed with the Securities and Exchange Commission on February 1, 2006, February 7, 2006, February 14, 2006, February 22, 2006, February 24, 2006, February 27, 2006, March 3, 2006, March 8, 2006, March 22, 2006, March 28, 2006, April 4, 2006, April 10, 2006, April 11, 2006, April 20, 2006, April 27, 2006, May 12, 2006, May 30, 2006, June 13, 2006, June 20, 2006, three on June 21, 2006, June 28, 2006, July 21, 2006, September 26, 2006, November 15, 2006 and December 12, 2006;

(d) The description of our common stock contained in the registration statement on Form 10-SB filed with the SEC on May 13, 1999, as amended on September 3, 1999; and

(e) All other reports (and documents) filed by us after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

No “expert”, as that term is defined pursuant to Regulation Section 228.509(a) of Regulation S-B, or our “counsel”, as that term is defined pursuant to Regulation Section 228.509(b) of Regulation S-B, was hired on a contingent basis, or will receive a direct or indirect interest in the registrant, or was a promoter, underwriter, voting trustee, director, officer, or employee of the company, at any time prior to the filing of the Registration Statement.

Item 6. Indemnification of Directors and Officers.

Our Articles of Incorporation and Bylaws designate the relative duties and responsibilities of our officers, establish procedures for actions by directors and shareholders and other items.  Our Articles of Incorporation and Bylaws also contain extensive indemnification provisions, which permit us to indemnify our officers and directors to the maximum extent provided by Nevada law.  Pursuant to our Articles of Incorporation and under Nevada law, our directors and officers are generally not liable to us or our shareholders for damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that: (i) the act or failure to act of any such officer or director constituted a breach of his fiduciary duties; and (ii) his or her breach of those duties involve intentional misconduct, fraud or a knowing violation of law.

On July 17, 2002, we entered into Indemnification Agreements with our directors and officers, which provide the indemnitee with the maximum indemnification allowed under applicable law.  Since the Nevada statutes are non-exclusive, it is possible that certain claims beyond the scope of the statute may be indemnifiable.  The indemnification agreement provides a scheme of indemnification, which may be broader than that specifically provided by Nevada law.  It has not yet been determined, however, to what extent the indemnification expressly permitted by Nevada law may be expanded, and therefore the scope of indemnification provided by the indemnification agreement may be subject to future judicial interpretation.

The indemnification agreement provides that we are to indemnify an indemnitee, who is or was a party or becomes a party or is threatened to be made a party to any threatened, pending or completed action or proceeding whether civil, criminal, administrative or investigative by reason of the fact that the indemnitee is or was one of our directors, officers, key employees or agents.  We are to advance all expenses, judgments, fines, penalties and amounts paid in settlement incurred by the indemnitee in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding as described above.  The indemnitee is to repay such amounts advanced only if it shall be ultimately determined that he or she is not entitled to be indemnified by us.  Any award of indemnification to an indemnitee, if not covered by insurance, would come directly from our assets, thereby affecting a shareholder's investment.

IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION,  INDEMNIFICATION FOR  LIABILITIES  ARISING  PURSUANT TO THE SECURITIES ACT OF 1933 IS CONTRARY TO PUBLIC POLICY AND, THEREFORE, UNENFORCEABLE.

Item 7. Exemption from Registration Claimed.

Not applicable

Item 8. Exhibits.

3.1

Corporate Charter*

3.2

Articles of Incorporation*

3.3

Certificate of Amendment to Articles of Incorporation*

3.4

Bylaws*

5          Opinion of Stepp Law Group

10.1    2006 B Non-Qualified Stock Option Plan**

10.2    2006 C Non-Qualified Stock Option Plan***

10.3    2006 B Non-Qualified Stock Option Agreement with Graeme Sewell dated February 22, 2006***

10.4     Amendment No. 1 dated September 14, 2006 to the 2006 B Non-Qualified Stock Option Agreement with Graeme Sewell

10.5

2006 B Non-Qualified Stock Option Agreement with Jason Gigliotti dated February 22, 2006***

10.6     Amendment No. 1 dated September 14, 2006 to the 2006 B Non-Qualified Stock Option Agreement with Jason Gigliotti

10.7

2006 C Non-Qualified Stock Option Agreement with Jason Gigliotti dated February 22, 2006***

10.8     Amendment No. 1 dated September 14, 2006 to the 2006 C Non-Qualified Stock Option Agreement with Jason Gigliotti

23.1     Consent of Stepp Law Group (contained in its opinion filed as Exhibit 5 to the Registration Statement)

23.2

Consent of Williams and Webster

*Filed as exhibits to our Registration Statement on Form 10-SB on May 13, 1999, and incorporated herein by this reference.

**Filed as an exhibit to our Registration Statement on Form S-8 on February 9, 2006, and incorporated herein by this reference.

*** Filed as an exhibit to our Registration Statement on Form S-8 on May 4, 2006, and incorporated herein by this reference.

Item 9. Undertakings.

     The registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post- effective amendment to the Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to specify in the prospectus any facts or events occurring after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information specified in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be specified in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is specified in periodic reports filed by the registrant pursuant to the provisions of Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The registrant hereby undertakes that, for purposes of determining any liability pursuant to the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act  (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising pursuant to the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the registrant is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies it has reasonable grounds to believe that the registrant satisfies all of the requirements for filing on Form S-8 and has duly caused the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, on December 12, 2006.

MICRON ENVIRO SYSTEMS, INC.,

a Nevada corporation

/s/ Bernard McDougall

_____________________

Bernard McDougall, Director and President

Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities indicated on December 12, 2006, who are the directors of the registrant’s board of directors and who shall administer and enforce the Stock Option Agreements with Graeme Sewell and Jason Gigliotti.

Signature and Title

/s/ Bernard McDougall

______________________

Bernard McDougall, Director and President

/s/ Stephen J, Amdahl

_____________________

Stephen J. Amdahl, Director